Exhibit 99.A9(1)
     CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT (this “Agreement”) dated October 5, 2004 between PDR SERVICES LLC, a Delaware limited liability company (“PDR”), and ALPS MUTUAL FUNDS SERVICES, INC. (“ALPS”), a Colorado corporation. The “Effective Date” of this Agreement is October 5, 2004.
     In a joint effort between PDR and ALPS to bring the SPDR Trust, Series 1 (the “Trust”) into compliance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), no later than October 5, 2004, ALPS has been rendering services to PDR pursuant to a letter of intent dated September 29, 2004 (the “Letter of Intent”). PDR desires to obtain the further benefit of ALPS’s services on behalf of the Trust by entering into a formal agreement with respect thereto effective from and after the Effective Date.
     ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PDR and ALPS hereby agree as set forth below.
SECTION 1. Term of Agreement.
     PDR hereby retains ALPS, on behalf of the Trust, for a period beginning on the Effective Date and ending September 30, 2006 subject to early termination as provided in this Agreement (the “Term”). This agreement may be renewed for additional one-year periods beyond the Term by mutual agreement, which agreement shall be in writing signed by both ALPS and PDR and shall be entered into no later than the last day of the Term.
SECTION 2. Duties.
          (a) ALPS shall designate, subject to PDR’s approval, one of its own employees to serve as Chief Compliance Officer of the Trust within the meaning of the Rule (such individual, the “CCO”). The CCO shall render to PDR and the Trust such advice and services (“Services”) as are required to be performed by a CCO under the Rule and as are set forth on Exhibit A hereto, as such exhibit may be modified from time to time by written agreement of the parties hereto. Exhibit A is hereby incorporated into and made a part of this Agreement. PDR acknowledges that other employees of ALPS will assist the CCO in the performance of his duties hereunder.
          (b) During the Term, the CCO shall report to such individuals as may be designated from time to time by PDR, subject to the provisions of Exhibit A.
          (c) The parties agree that only employees of ALPS shall act as CCO or otherwise perform services to PDR or the Trust under this Agreement unless otherwise agreed in writing by PDR. Notwithstanding his other duties for ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services.
          (d) The parties agree that ALPS shall initially designate, and PDR shall approve the designation of, Bradley Swenson (“Mr. Swenson”), as the CCO. Should Mr. Swenson cease to be employed by ALPS or is no longer capable of fulfilling the duties of CCO hereunder, then ALPS shall promptly (and, in any event, in no more than 30 business days from the date on which Mr. Swenson shall cease to be so employed or capable, as the case may be) designate another individual to act as the CCO hereunder, subject to PDR’s approval. ALPS shall not terminate Mr. Swenson’s or any successor CCO’s employment by ALPS, or otherwise relieve them of their duties as CCO of the Trust, without the prior written approval of PDR.

          (e) PDR acknowledges that the CCO may act as Chief Compliance Officer within the meaning of the Rule for other investment companies, and nothing herein shall be construed to prohibit the CCO from acting in such capacity; provided, however, that during the Term neither ALPS nor the CCO shall enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent ALPS or the CCO from performing its or his obligations hereunder.
          (f) PDR shall cooperate in good faith with ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, PDR shall make those of its and its Affiliates’ officers, employees and outside counsel available for consultation with ALPS and the CCO and shall communicate with the trustee of the Trust, as named in the Trust’s Standard Terms and Conditions of Trust and any amendments thereto (the “Trustee”), and such other service providers of the Trust (the Trustee and such other service providers collectively, the “Service Providers”), in each case as ALPS or the CCO may reasonably request. PDR shall provide ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist ALPS and the CCO in obtaining the cooperation of the Service Providers. PDR shall provide ALPS and the CCO with such books and records regarding the Trust and PDR as ALPS and the CCO may reasonably request.
SECTION 3. Fee.
          (a) As compensation for the performance of the Services on behalf of the Trust, PDR shall pay to ALPS, or shall cause the Trust to pay to ALPS, during the Term a fee of $                 per fiscal quarter of the Trust (or a pro rata portion thereof for a partial quarter) (the “Fee”). The Fee shall be payable by PDR within 30 days of its receipt of an invoice from ALPS relating to the prior quarter, which invoices shall include amounts for any expenses reimbursable under Section 4 hereof.
          (b) The CCO shall not receive and shall not make any claim under this Agreement or otherwise against PDR or the Trust for compensation, workers’ compensation, unemployment insurance compensation, or life insurance, social security benefits, disability insurance benefits or any other benefits. ALPS is solely responsible for any such compensation or benefits to be paid to the CCO, and ALPS shall withhold on behalf of the CCO the required sums for income tax, unemployment insurance or social security pursuant to any law or requirement of any government agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes. ALPS and the CCO shall make such tax payments as may be required by applicable law and shall indemnify and hold PDR and the Trust harmless from any liability that PDR or the Trust may incur as a consequence of ALPS’s or the CCO’s failure to make any such tax payment(s).
          (c) ALPS and the CCO shall perform the services hereunder as independent contractors and not as employees of PDR or the Trust, although the CCO shall be an employee of ALPS. As independent contractors, neither ALPS nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of PDR or the Trust, except as specifically set forth herein. Neither ALPS nor the CCO have, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of PDR or the Trust, as its agent, representative or otherwise, except as specifically set forth herein.
SECTION 4. Reimbursement of Expenses.
     During the Term, PDR shall reimburse, or shall cause the Trust to reimburse, ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of PDR or the Trust in connection with the performance of ALPS’s or the CCO’s duties hereunder upon presentation of appropriate receipts and other reasonable documentation as PDR may request.

SECTION 5. Disclosure of Information.
          (a) From and after the date hereof, neither ALPS nor the CCO shall use or disclose to any Person, except as required in connection with the performance of the Services and in compliance with the terms of this Agreement and as required by law, regulation or judicial process, any Confidential Information (as defined in Section 5(b)), for any reason or purpose whatsoever, nor shall ALPS or the CCO make use of any Confidential Information for ALPS’s or the CCO’s purposes or for the benefit of any Person except the Trust, PDR or PDR’s Affiliates. For purposes of this Agreement, an “Affiliate” is an individual or entity (collectively, “Person”) controlling or controlled by or under common control with PDR.
          (b) For purposes of this Agreement, “Confidential Information” means (i) the non-public intellectual property rights of the Trust, the Trustee, PDR and PDR’s Affiliates and (ii) all other information of a proprietary or confidential nature relating to the Trust, the Trustee, PDR or PDR’s Affiliates, or the business or assets of the Trust, PDR or PDR’s Affiliates, including, without limitation, books, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, technology, and all information related to the index on which the Trust’s investment strategy is based or the license agreement with the provider of such index. Confidential Information does not include (i) information in the public domain not as a result of a breach by ALPS or the CCO of this Agreement, (ii) information lawfully received by ALPS or the CCO from a third Person who had the right to disclose such information, and (iii) information developed by ALPS’s or the CCO’s own independent knowledge, skill and know-how.
          (c) In the event that ALPS or the CCO is requested by legal process to disclose Confidential Information, ALPS shall notify PDR thereof and shall cooperate with PDR, the Trust and the Trustee, as appropriate, at the expense of PDR, the Trust or the Trustee, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.
SECTION 6. Assignment of Written Materials.
     During the Term, ALPS and the CCO shall promptly disclose, and hereby grant and assign to the Trust for its sole use and benefit, any and all technical information, data, procedures, records, suggestions and other materials, insofar as they are reduced to writing, including without limitation the Written Compliance Program of the Trust (as that term is defined in Exhibit A), that are reasonably related to the Trust (collectively, the “Materials”) which ALPS or the CCO may develop or acquire during the Term (whether or not during usual working hours), together with all copyrights and reissues thereof that may at any time be granted for or with respect to the Materials. For the avoidance of doubt, the Materials shall include all records referred to in Exhibit A. The Materials shall constitute Confidential Information within the meaning of Section 5.
SECTION 7. Delivery of Materials Upon Termination of Term.
     ALPS shall deliver to PDR at the termination of the Term, or at any time upon PDR’s request, the Materials and all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof existing in any media) relating to the Confidential Information, Inventions or the business of PDR or the Trust or any of its Affiliates that it or the CCO may then possess or have under its or his control regardless of the location or form of such material and, if requested by PDR, will provide PDR with written confirmation that all such materials have been delivered to PDR.
SECTION 8. Termination.
          (a) PDR shall have the right to terminate this Agreement immediately in the event of:

     (i) a failure by ALPS or the CCO to meet its or his obligations hereunder or a breach of ALPS representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after ALPS receives written notice of such failure from PDR;
     (ii) the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act;
     (iii) PDR ceasing for whatever reason to be the sponsor of the Trust;
     (iv) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the Trust’s or the Sponsor’s obligations under the Rule; or
     (v) subject to the provisions of Section 2(d), any failure of ALPS to employ a CCO for the Trust acceptable to PDR.
          (b) ALPS shall have the right to terminate this Agreement immediately in the event of:
     (i) a failure by PDR to meet its obligations hereunder or a breach of PDR’s representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after PDR receives written notice of such failure from ALPS;
     (ii) the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act; or
     (iii) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.
          (c) Upon termination pursuant to this Section 8, ALPS shall be entitled to receive the Fee accrued but unpaid as of the date of termination paid in a lump sum within 60 days of termination.
SECTION 9. Representations and Warranties.
          (a) ALPS hereby represents and warrants to PDR and the Trust that (a) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and PDR, this Agreement will be a valid and binding obligation of ALPS.
          (b) PDR hereby represents and warrants to ALPS that (a) the execution, delivery and performance of this Agreement by PDR does not breach, violate or cause a default under any agreement, contract or instrument to which PDR is a party or any judgment, order or decree to which PDR is subject; (b) the execution, delivery and performance of this Agreement by PDR has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and PDR, this Agreement will be a valid and binding obligation of PDR.
SECTION 10. Entire Agreement; Amendment and Waiver.
     This Agreement and the other writings referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between ALPS and PDR, including the Letter of Intent.

No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.
SECTION 11. Notices.
     All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to PDR, to:

PDR Services LLC
c/o American Stock Exchange LLC
86 Trinity Place
New York, NY 10006-1881
Attention: General Counsel
Facsimile: (212) 306-2139
Telephone: (212) 306-1200

with a required copy to:

Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
Attn: Kathleen H. Moriarty
Facsimile: (212) 732-3232
Telephone: (212) 238-8665
          (b) if to ALPS, to:

ALPS Mutual Fund Services, Inc.
1625 Broadway, Suite 2200
Denver, CO 80202
Attn: General Counsel
Facsimile: (303) 623-7850
Telephone: (303) 623-2577
     All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile , on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.
SECTION 12. Headings.
     The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.
SECTION 13. Severability.
     In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14. Remedies.
     Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.
SECTION 15. Benefits of Agreement; Assignment.
          (a) The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by ALPS without the express written consent of PDR. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.
          (b) The Trust shall be a third-party beneficiary of this Agreement, entitled to receive the benefit of ALPS’s and the CCO’s services and to enforce the rights of PDR hereunder.
SECTION 16. Survival.
     Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7 and 10 through 19 of this Agreement shall survive the termination of the Term.
SECTION 17. Counterparts and Facsimile Execution.
     This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.
SECTION 18. Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.
          (a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

          (b) BECAUSE DISPUTES ARISING CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          (c) THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF NEW YORK, NEW YORK OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF NEW YORK SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS. IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM. FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.
SECTION 19. Mutual Contribution.
     The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.
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     IN WITNESS WHEREOF, each of the undersigned has executed this Chief Compliance Officer Services Agreement as of the date first above written.

PDR SERVICES LLC

By:

	Name:	Clifford J. Weber
	Title:	Senior Vice President

ALPS MUTUAL FUNDS SERVICES, INC.

By:

	Name:	Thomas A. Carter
	Title:	Chief Financial Officer

Exhibit A
Duties of Chief Compliance Officer
The Services shall include, but not be limited to, the following. Terms used in this Exhibit A shall have the meanings assigned thereto in the Chief Compliance Officer Services Agreement to which this Exhibit A is attached.
I.	Drafting of Compliance Program. No later than October 5, 2004, the CCO shall, with the assistance of PDR and the Trustee, draft written compliance policies and procedures (the “Compliance Program”) of the Trust, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.”[1] In addition to provisions of Federal Securities Laws that apply to the Trust, the Compliance Program shall address compliance with, and be reasonably designed to prevent violation of, the Trust’s indenture and standard terms and conditions of trust (together, the “Indenture”) and all exemptive orders, no-action letters and other regulatory relief received by the Trust from the Securities and Exchange Commission (the “SEC”) and NASD, Inc. (the “NASD”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Trust or relevant to compliance by the Service Providers or the Trust, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.
II.	Administration of Compliance Program. The CCO shall administer and enforce the Trust’s Compliance Program.
III.	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Trust, adherence to the written compliance policies and procedures of the Trust’s service providers, including the Trustee and the Trust’s sponsor (the “Sponsor”) and distributor (the “Distributor”) (the Trustee, Sponsor and Distributor, collectively, the “Service Providers”). In furtherance of this duty,
A.	No later than October 5, 2004, the CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

B.	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Trusts’ Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

C.	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Sponsor:
1.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Trust, the Service Provider has prepared and delivered to the Trust a summary of core services that it provides to the Trust or, if no such summary is available, that it has delivered to the Trust copies of the relevant policies and procedures.

[1]	“Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

2.	The Service Provider will provide to the Trust and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

3.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

4.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.
IV.	Annual Review. The Rule requires that, at least annually, the Trust review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Trust. The first Annual Review shall be completed no later than April 1, 2006.
V.	Reports to Sponsor; Escalation.
A.	The CCO shall make regular reports to the Sponsor regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the Sponsor may reasonably request.

B.	In addition, at least annually, the CCO shall submit a written report to the Sponsor addressing the following issues:
1.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

2.	any material changes made to the Compliance Program since the date of the such last report;

3.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

4.	each “Material Compliance Matter” that occurred since the date of the last report.[2]
This written report shall be based on the Annual Review. The first written report shall be presented to the sponsor no later than 60 days after the date of the first Annual Review.

[2]	“Material Compliance Matter” is defined as “any compliance matter about which the [Trust’s sponsor] would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust, its Sponsor, Trustee or Distributor; (ii) a violation of the Compliance Program of the Trust, or the written compliance policies and procedures of any of its Sponsor, Trustee or Distributor; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Trust, or the written compliance policies and procedures of any its Sponsor, Trustee or Distributor.

C.	In the event that the CCO reports a Material Compliance Matter and is not reasonably satisfied with the Sponsor’s efforts to address and remedy the same, the CCO shall report such Material Compliance Matter to the Trustee, with a copy to the Sponsor.
VI.	Recordkeeping. The CCO shall maintain the books and records for the Trust that are required to be retained by the Rule, which books and records may be maintained electronically but which shall, in any event, be backed-up and safeguarded in accordance with ALPS’s regular practices for record retention.
VII.	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the NASD and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by the Sponsor or the Trustee.
VIII.	Amendments to the Compliance Program. The CCO shall consult with PDR and its representatives as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually.